Ex. 28(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of the Elfun Funds:

We consent to use of our reports dated February 24, 2016 with respect to the financial statements of Elfun Trusts, Elfun International Equity Fund, Elfun Income Fund, Elfun Tax-Exempt Income Fund, Elfun Diversified Fund, and Elfun Government Money Market Fund (collectively the “Funds”) filed on form N-1A.

/s/ KPMG LLP

Boston, Massachusetts

April 27, 2017